Exhibit 10.1

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (the “Agreement”) is effective as of September 29, 2010 (the “Effective Date”) by and between Richard L. Feinstein, CPA (“Feinstein”) and Ameritrans Capital Corporation (“Ameritrans”), pursuant to which Feinstein is being engaged to serve as Ameritrans’ Senior Vice President – Finance/Chief Financial Officer.

RECITALS

WHEREAS: Feinstein is currently providing services to Ameritrans as Senior Vice President – Finance;

WHEREAS:  Ameritrans desires to retain the services of Feinstein in his capacities as Senior Vice President – Finance/Chief Financial Officer, and Feinstein desires to provide such services to Ameritrans, subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Feinstein’s Position and Duties; Term.

A.

Feinstein is hereby engaged by Ameritrans as an independent contractor to serve as the Chief Financial Officer of Ameritrans, with a title of Senior Vice President – Finance/CFO.  Feinstein’s services and responsibilities (the “Services”) shall be commensurate with the customary services and responsibilities of a chief financial officer for a publicly listed company engaged in providing financial services similar to the business operations of Ameritrans and its subsidiaries.  Without derogating from the foregoing, Feinstein will work at the request of Ameritrans as and when requested by Ameritrans.

B.

Subject to the immediately following sentence, the term of this Agreement (the “Term”) shall commence on the Effective Date and continue for six (6) months thereafter, subject to the automatic renewal of the Term for an additional one year period, unless written notice of non-renewal is issued by either party, at least thirty (30) days prior to the six (6) month anniversary of the Effective Date.  Notwithstanding the foregoing, Feinstein shall serve at the pleasure of the Board of Directors of Ameritrans (the “Board”) and the Governance, Compensation and Nominating Committee (the “Committee”), and Feinstein’s engagement hereunder shall be terminable at any time following approval of such termination by the Board and/or the Committee.

2.

Independent Contractor Relationship.

A.

The relationship between Ameritrans and Feinstein shall be that of independent contracting parties and shall not be deemed to be any other relationship, including, without limitation, that of principal and agent.  Nothing herein shall be construed to create the relationship of employer and employee between Ameritrans and Feinstein.  Feinstein shall exercise his own independent judgment as to the method and manner of performance of the Services hereunder.  Ameritrans does not seek, and shall not expect, any control over Feinstein’s performance of the Services; provided, however, Feinstein shall conform to such policies and procedures established by Ameritrans and to such customary standards which are necessary to satisfy applicable statutes, rules or regulations governing the provision of such Services.  Ameritrans shall not be obligated to provide any employee-related benefit to Feinstein, including, but not limited to, Workers Compensation insurance, unemployment insurance, disability insurance, health or accident insurance, nor will Ameritrans make any contributions for Social Security, or withholding taxes on behalf of Feinstein.  Feinstein acknowledges that Ameritrans will not provide any benefits or participation in any benefit plan applicable to an employer-employee relationship.  Feinstein shall be solely responsible for the payment of all applicable governmental taxes, including federal, state and local taxes, and Social Security contributions.

B.

Feinstein is free to devote whatever time he chooses to any other business in which he may choose to engage, provided he complies with all applicable regulatory rules.  Feinstein may determine his own hours of work and may perform the Services in any manner or sequence he determines, subject, however, to such restrictions as may exist in order to comply with the policies of Ameritrans or to satisfy the requirements or standards of the statutes, rules or regulations governing the Services.

C.

Feinstein has not received any training from Ameritrans, and Ameritrans will not provide any training to Feinstein.

D.

Feinstein shall not have the authority to hire, direct and pay other persons in connection with the Services without the prior written consent of Ameritrans.  Any person so employed by Feinstein shall be the employee of Feinstein and shall not be the employee or agent of Ameritrans.

3.

Compliance With Statutes, Rules And Regulations.

As part of the proper performance of the Services, at all times during the Term, Feinstein shall comply with all applicable statutes, regulations, rules and written statements of policy promulgated and administered by the Securities and Exchange Commission and any state or municipal governmental or regulatory agency; and the rules of any national securities exchange or association in which Ameritrans is or may become a member.

4.

Compensation.

A.

Feinstein shall be paid at the rate of $210 per hour for each hour worked by Feinstein in connection with the Services, limited to a maximum of $1,260 per day, unless any additional hourly charges for a particular day have been approved in advance by Ameritrans.  Feinstein shall perform the Services at such times and as requested by Ameritrans.  The parties have estimated that Feinstein will work a minimum of fifty (50) days during the initial six (6) months following the Effective Date.  If Feinstein or Ameritrans become aware of an event or circumstances that could reasonably be expected to cause a material change in such estimate, such party must immediately notify the other party of such event or circumstances.

B.

In addition to the hourly compensation referred to in Section 4(A) above, Ameritrans will reimburse Feinstein for reasonable out-of-pocket expenses incurred by Feinstein in connection with the performance of the Services, including: (i) mileage at the rate of fifty (50) cents per mile for any driving that may be required in connection with Feinstein’s performance of the Services; (ii) tolls; (iii) supplies; and (iv) other reasonable expenses incurred by Feinstein in connection with the performance of the Services.

C.

Feinstein will submit a detailed bill to Ameritrans for all time worked and expenses incurred during each two (2) week period, together with receipts or documentation of expenses, during the Term, and Ameritrans will pay each such proper bill within five (5) business days of its receipt.

5.

Indemnification.  Feinstein shall be entitled to the same indemnification rights from Ameritrans under the bylaws of Ameritrans as are applicable to all other officers of Ameritrans

6.

Confidentiality.  Each of the parties to this Agreement agrees to maintain in strict confidence the terms of this Agreement.  Feinstein acknowledges and agrees that during the Term, he will have access to “Confidential Information” concerning Ameritrans, its affiliates, and their clients and employees, and that such Confidential Information constitutes a valuable and unique asset of Ameritrans.  For purposes of this Agreement, Confidential Information includes, but is not limited to, proprietary information pertaining to Ameritrans, its affiliates and clients, including business plans (both current and under development), data, trade secrets, financial information, costs, revenues, profits, methodologies, information concerning clients and potential clients, compilations, systems, technologies, computer programs, and all other information which Ameritrans and its clients treat as confidential.  All Confidential Information obtained by Feinstein in the course of providing the Services shall be deemed confidential and proprietary.  Feinstein covenants and agrees that, during the Term and at all times thereafter, Feinstein will not, except as may be required by applicable law, regulation, legal process, or the request of any regulatory or self-regulatory authority, (i) for any reason use for Feinstein’s own benefit or the benefit of any person or entity with which Feinstein may be associated, or disclose any Confidential Information to any person or entity, for any reason or purpose, without the prior written consent of Ameritrans; or (ii) remove or cause to be removed from Ameritrans’ office any Confidential Information or material relating thereto for purposes other than those for use in connection with Feinstein’s Services.  Upon the expiration of the Term (including any renewal thereof), Feinstein agrees to return to Ameritrans all tangible embodiments of all Confidential Information in Feinstein’s possession or control, nor will Feinstein retain any copy or records of such Confidential Information, in hard copy or electronic form.

7.

Miscellaneous.

A.

This Agreement shall in all respects be governed by, and construed and enforced in accordance with the laws of the State of New York, without giving effect to its conflicts of laws provisions.

B.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.  This Agreement may not be assigned by Feinstein without the prior written consent of Ameritrans.

C.

The terms of this Agreement cannot be modified, altered or changed, except in a writing signed by both parties.

D.

This Agreement supersedes all prior negotiations, agreements and understandings between Ameritrans and Feinstein with respect to the subject matter of this Agreement and constitutes the entire agreement between the parties hereto with respect to Mr. Feinstein’s engagement.

E.

Any notice, request or instruction to be given under this Agreement by one party to the other party shall be in writing and delivered personally, with receipt thereof acknowledged, or sent by registered or certified mail, postage prepaid, to the following addresses, as applicable:

If to Ameritrans:	Ameritrans Capital Corporation 50 Jericho Quadrangle Jericho, NY 11753 Attn: Michael Feinsod, President and CEO

If to Feinstein:	Richard L. Feinstein, CPA 44 Hedgerow Lane Jericho, NY 11753

IN WITNESS WHEREOF, the parties have executed this Agreement as of September 29, 2010.

Dated: September 29, 2010	Ameritrans Capital Corporation By: /s/ Michael Feinsod Michael Feinsod, President and Chief Executive Officer
Dated: September 29, 2010	/s/ Richard L. Feinstein Richard L. Feinstein, CPA

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